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                                 April 13, 2000


Merix Corporation
1521 Poplar Lane
Forest Grove, OR 97116

           RE:  REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-32616)

Ladies and Gentlemen:

         We have acted as counsel to you in connection with the preparation of the above-referenced Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), that you have filed with the Securities and Exchange Commission with respect to the sale of up to 3,450,000 shares of your common stock, without par value, in an underwritten public offering (the "Offering"), up to 2,300,000 of which will be sold by you (the "Primary Shares") and up to 1,150,000 of which will be sold by a selling shareholder (the "Secondary Shares").

         Based upon and subject to the foregoing, we are of the opinion that
(i) the Primary Shares to be sold in the Offering have been duly authorized and that such Primary Shares, when issued and sold as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the Secondary Shares to be sold in the Offering are duly authorized, validly issued, fully paid and nonassessable

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,


                                /s/ PERKINS COIE LLP

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